Buenos Aires, September 23, 2016

COMISIÓN NACIONAL

DE VALORES

MERCADO DE VALORES

DE BUENOS AIRES

Ref.: Relevant Event. Approval from CNV of Cash Tender Offer.

Dear Sirs,

I address to the Comisión Nacional de Valores and Mercado de Valores de Buenos Aires in my capacity as Responsible of Market Relations of Pampa Energía S.A. (‘Pampa’ or the ‘Company’) to inform that the CNV’s Board of Directors, within the File N° 1889/16 “Pampa Energía S.A. regarding Mandatory Tender Offer in Cash and Voluntary Exchange of Petrobras Argentina S.A.”, has approved the Company’s Mandatory Cash Tender Offer regarding Petrobras Argentina S.A. Class B, Ordinary shares with a nominal value of AR$1 each, with one vote per share.

Given that the offers are also subject to obtaining the approval of the Securities and Exchange Commission, which is still pending, we inform to the investor community that, once obtained all necessary approvals, the Company will immediately disclose to the market about launching procedures, according to the terms and conditions of the corresponding prospectus.

Sincerely,

______________________

Victoria Hitce

Responsible of Market Relations